Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

REYNOLDS AMERICAN INC.

ARTICLE FIRST

The name of the corporation is Reynolds American Inc. (the “Corporation”).

ARTICLE SECOND

The address of the registered office of the Corporation in the State of North Carolina is 2626 Glenwood Avenue, Suite 550, Raleigh, Wake County, North Carolina 27608. The name of the registered agent is Corporation Service Company.

ARTICLE THIRD

The name and address of the incorporator is Scott J. Reiners, Jones Day, 222 East 41st Street, New York, NY 10017.

ARTICLE FOURTH

The address of the Corporation’s principal office is 401 North Main Street, Winston-Salem, Forsyth County, North Carolina 27102-2990.

ARTICLE FIFTH

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act as the same exists or may hereafter be amended (the “NCBCA”).

ARTICLE SIXTH

The total number of shares of capital stock that the Corporation is authorized to issue is 3,300,000,000 shares of which 3,200,000,000 shares are Common Stock, par value $.0001 each (“Common Stock”), and 100,000,000 shares are Preferred Stock, par value $.01 each (“Preferred Stock”). The Corporation may issue Preferred Stock from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors, after which the Corporation shall amend these Articles of Incorporation to the extent required by the NCBCA. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE SIXTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof in accordance with applicable law.

Holders of Common Stock are entitled to the entire voting power and all net assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of Preferred Stock to such voting power and assets upon dissolution pursuant to applicable law, these Articles of Incorporation and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

The following is a statement of the number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series B Preferred Stock (the “Series B Preferred Stock”) of the Corporation:

(1) Designation and Number of Shares. The shares of such series shall be designated as “Series B Preferred Stock, par value $0.01 per share”, and the number of shares constituting such series shall be 1,000,000. Such number of shares of the Series B Preferred Stock may be increased or decreased by resolution of the Board of Directors.

(2) Dividends and Distributions. The holders of shares of Series B Preferred Stock will be entitled to receive cumulative dividends on the Series B Preferred Stock at a rate equal to 11.25% per annum. Such dividends will be payable in cash or, at the option of the Corporation, in additional shares of Series B Preferred Stock valued at the Liquidation Preference Amount (as defined below) per share of Series B Preferred Stock or in other non-cash consideration. Such dividends will accumulate commencing as of the original issuance date of such Series B Preferred Stock, compounded on January 1, April 1, July 1 and October 1 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any such share or fraction of a share of Series B Preferred Stock, whether or not they have been declared and whether or not the Corporation may legally pay the dividends. Such dividends will become due and payable with respect to any shares of Series B Preferred Stock when, as and if declared by the Board of Directors and under the circumstances provided in Sections 4 and 6. Accrued but unpaid dividends shall not bear interest and shall not prevent the Corporation from paying dividends on Common Stock or any series of capital stock of the Corporation that shall be junior to, or pari passu with, the Series B Preferred Stock.

(3) Voting Rights. In addition to any other voting rights required by law, each share of Series B Preferred Stock shall entitle the holder thereof to one vote per share on all matters submitted to a vote of shareholders of the Corporation. Except as otherwise provided herein or by law, (i) the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock (and any other class of Preferred Stock having the right to vote together as a single class with holders of shares of Common Stock) shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation and (ii) the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

(4) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (in each case, a “Liquidation Event”), each holder of outstanding shares of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount will be paid or distributed to the holders of Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock, an amount in cash, equal to (A) $378.00 per share of Series B Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock) plus (B) any accumulated but unpaid dividends (as if such dividends had been declared) to which such holder of outstanding shares of Series B Preferred Stock is then entitled (the sum of clauses (A) and (B) being referred to herein as the “Liquidation Preference Amount”). After the payment or distribution to the holders of the Series B Preferred Stock of the aggregate Liquidation Preference Amount, the holders of all capital stock of the Corporation ranking junior to the Series B Preferred then outstanding will be entitled to receive all remaining assets of the Corporation as herein provided.

(5) Non-Cash Consideration. In the event the Corporation elects to make a payment under Section 2 or 4 to the holders of Series B Preferred Stock consisting of consideration other than cash or Series B Preferred Stock, any securities or other property to be delivered to the holders of the Series B Preferred Stock will be valued as follows:

(a) Securities will be valued as follows:

(i) if traded on a securities exchange, the value will be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending three days prior to the date of payment;

(ii) if actively traded over-the-counter, the value will be deemed to be the average of the closing bid prices over the 20-day period ending three days prior to the date of payment; and

(iii) if there is no active public market, the value will be the fair market value thereof, as determined by the Board of Directors in good faith.

(b) All other property shall be valued at the fair market value thereof, as determined by the Board of Directors in good faith.

(6) Conversion. The holders of shares of Series B Preferred Stock will not be entitled to cause any of the outstanding shares of Series B Preferred Stock held by such holder to be converted into shares of Common Stock.

(7) Redemption.

(a) The Corporation, at its option, may redeem the Series B Preferred Stock, at any time or from time to time, in whole or in part, after August 1, 2024, at a redemption price of the Liquidation Preference Amount per share.

(b) If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable, by lot, or by such other method as the Corporation may determine to be fair and appropriate.

(c) Notice of any redemption shall be delivered by first class mail, postage prepaid, and mailed not less than 10 nor more than 60 days prior to the date fixed for redemption, to the holder(s) of record of the Series B Preferred Stock at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state (i) the date fixed for redemption; (ii) the Liquidation Preference Amount; (iii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iv) the place where such shares are to be paid at the Liquidation Preference Amount; and (v) that after such date fixed for redemption, the shares to be redeemed shall not accrue dividends. If (A) such notice is mailed as aforesaid, and is on or before the date fixed for redemption and (B) funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the accounts of the holder(s) of the shares to be redeemed, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, distributions thereon shall cease to accrue, and all rights of the holder(s) of such shares shall cease, except the right to receive the Liquidation Preference Amount, without interest.

(d) At the option of the Corporation, if (A) notice of redemption is mailed as aforesaid and (B) prior to the date fixed for redemption funds sufficient to pay in full the aggregate Liquidation Preference Amount are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice on and after such date of deposit, the shares represented thereby called for redemption shall be deemed to be no longer outstanding and all rights of the holder(s) of such shares as stockholders of the Corporation shall cease, except the right of the holder(s) thereof to receive out of the funds deposited in trust the Liquidation Preference Amount, without interest. Any funds deposited with such bank or trust company that remain unclaimed by that holder of shares called for redemption at the end of two years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder(s) of any such shares shall look only to the Corporation for payment, without interest, of the Liquidation Preference Amount.

(8) No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise will be reissued, and all such shares will be canceled, retired and eliminated from the shares which the Corporation will be authorized to issue.

(9) Amendment; Waiver. Except as expressly prohibited by law, the rights, qualifications, limitations and restrictions of the Series B Preferred Stock may be amended or waived with the approval of the holders of a majority of the Series B Preferred Stock and the Board of Directors. Any amendment or waiver so effected shall be binding upon each holder of Series B Preferred Stock.

(10) Rank. The Series B Preferred Stock shall rank senior (upon liquidation, dissolution and winding up, but not with respect to the payment of dividends) to all other series of the Corporation’s capital stock, except any series that by its terms ranks senior to or pari passu with the Series B Preferred Stock.

(11) Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

ARTICLE SEVENTH

The Board of Directors of the Corporation, acting by the affirmative vote of a majority of the Whole Board (as defined below), may alter, adopt, amend or repeal the Bylaws of the Corporation. “Whole Board”, at any time, means the total number of directors of the Corporation at such time then in office.

ARTICLE EIGHTH

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Officers of the Corporation shall be elected by, or in the manner approved by, the Board of Directors in accordance with the Bylaws.

(2) The number of directors which shall constitute the Whole Board shall be determined from time to time by resolution of the shareholders or the Board of Directors, but in no event shall be less than one.

(3) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide. Directors need not be shareholders.

(4) Except as otherwise provided by law, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly-created directorships resulting from any increase in the number of directors may be filled for the unexpired term by a majority of the directors then in office (although less than a quorum) or by the sole remaining director or by the shareholders.

(5) Any director or directors may be removed from office, either with or without cause, by the affirmative vote of a majority of the holders of Common Stock and any holders of Preferred Stock entitled to vote thereon pursuant to ARTICLE SIXTH.

(6) In the event that any director who, at any time during such director’s term of office is employed by the Corporation or any of its affiliates, subsequently ceases to be so employed by the Corporation or such affiliate, such person shall automatically cease to be a director of the Corporation.

(7) Each member of the Board of Directors shall have one vote on all matters presented to the Board of Directors. A quorum of the Board of Directors consists of a majority of the number of directors determined pursuant to ARTICLE EIGHTH, Section 2 or, if no number is determined, a majority of the number of directors in office immediately before the meeting begins. The Board of Directors may act by the unanimous written consent of the directors.

(8) Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE SIXTH applicable thereto, and not the provisions of this ARTICLE EIGHTH unless otherwise provided in such resolution or resolutions.

ARTICLE NINTH

(1) To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this ARTICLE NINTH, nor the adoption of any provision to these Articles of Incorporation inconsistent with this ARTICLE NINTH, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

(2) Each person who is or was a director or officer of the Corporation (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (including an action, suit or proceeding by or in right of the Corporation), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation against liability in any such action, suit or proceeding to the fullest extent permitted by the NCBCA as it exists or may hereafter be amended. Expenses incurred in connection with any such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an unsecured written promise by or on behalf of any such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation against such expenses. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

(3) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NCBCA.

(4) The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person in any such capacity and whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NCBCA.

(5) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of these Articles of Incorporation or the Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

(6) The rights granted herein shall not be limited by the provisions contained in Section 55-8-52 of the NCBCA or any successor statute.

(7) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of these Articles of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the NCBCA, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE TENTH

To the full extent then permitted by the NCBCA, any action which is required or permitted to be taken at a meeting of the shareholders may be taken by written consent without a meeting and without prior notice by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such signed and dated written consent must be filed with the Secretary of the Corporation to be kept in the corporate minute book, whether done before or after the action so taken, but in no event later than sixty (60) days after the earliest dated consent delivered in accordance with this section. Delivery made to the Secretary of the Corporation shall be by hand or by certified or registered mail, return receipt requested. When corporate action is taken without a meeting by less than unanimous written consent, notice shall be given to those shareholders who have not consented in writing within ten (10) days after such action is taken.

Notwithstanding the provisions of Section 55-7-04(d) of the General Statutes of North Carolina, the Corporation is not required to give the shareholders written notice of the proposed action at least ten (10) days before the action is taken in the event that shareholder approval is required for (i) an amendment to these Articles of Incorporation; (ii) a plan of merger or share exchange; (iii) a plan of conversion; (iv) the sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation’s property; or (v) a proposal for dissolution, and the approval is to be obtained through action without meeting.

ARTICLE ELEVENTH

Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President or the Secretary of the Corporation upon the direction of the Board of Directors, and may not be called by any other person. At a special meeting of shareholders only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE SIXTH hereof, special meetings of holders of such Preferred Stock.

ARTICLE TWELFTH

The provisions of Article 9 and Article 9A of the NCBCA entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the Corporation.